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                                                                    Exhibit 14.1

                               Sapient Corporation

                           Code of Ethics and Conduct

1.0      Introduction

         Sapient has adopted this Code of Ethics and Conduct to communicate to all Sapient people the ethical and legal standards that we expect you to observe when dealing with Sapient, your Sapient colleagues, our clients and our suppliers.

         We expect all Sapient people to act ethically and obey the law. When you encounter ethical or legal issues where you are not certain about the correct course of action, you should use Sapient's Core Values and the principles described in this Code as guideposts in deciding how to proceed. We have adopted this Code to give you guidance for resolving these ethical and legal issues. In particular, this Code addresses the following general topics:

         -        Observing all laws and regulations

         -        Avoiding conflicts of interest

         -        Maintaining accurate and complete company records

         -        Protecting confidential information

         Because rapid changes in our industry and in the law constantly present new issues, we cannot create guidelines that address all circumstances or constitute the definitive answer on any question. When you are in doubt about the correct or best course of action, you should always consider consulting your manager or our General Counsel for guidance.

         We firmly believe that a strong commitment to ethical and legal conduct is essential for us to successfully achieve our Purpose and Vision. We therefore require all Sapient people to comply with this Code. To help ensure this compliance, we have established a procedure for reporting suspected violations of the Code. Any violations of the Code may result in disciplinary action, including termination of employment. These matters are described in more detail at the end of this Code.

         Throughout this Code, we use the terms "Sapient people", "you" and "your" to refer to all Sapient employees, directors and independent contractors, and the terms "Sapient", the "company", "we" and "our" to refer to Sapient Corporation and its subsidiaries, both domestic and international. We use the term "Code" to refer to this document, as it may be amended from time to time.
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                                                             Sapient Corporation
                                                      Code of Ethics and Conduct

2.0      Observing all Laws and Regulations

         2.1      Generally

         We expect you to comply with all applicable local, state and federal laws and regulations, both domestic and international, and refrain from illegal, dishonest or unethical conduct. Although laws and regulations may sometimes be ambiguous and difficult to interpret, we expect you to make a good-faith effort to follow both the letter and the spirit of the law.

         In addition, we expect you to comply with all Sapient policies and procedures which apply to you. These include, but are not limited to, our policies on equal opportunity, harassment, drug-free workplace, computer usage and information technology, data protection, expense reimbursement and travel, as well as our internal financial controls and procedures. We may modify or update these policies and procedures in the future, and adopt new company policies and procedures from time to time. You are also expected to observe the terms of the Non-Disclosure, Non-Solicitation and Non-Compete Agreement, Employment Agreement or other similar agreement that applies to you. You previously signed one of these agreements with Sapient, and it remains in full force and effect.

         2.2      Bribes and Kickbacks

         Bribery is illegal and subject to criminal penalties in the United States and many other countries. Bribery is forbidden under the U.S. Foreign Corrupt Practices Act, which is described in more detail in Section 2.3 of this Code, and other laws and regulations. You may not give any bribes, kickbacks or other similar considerations to any person or organization to attract business. All decisions regarding the purchasing of materials, supplies and services must be made on the basis of competitive price, quality and performance, and in a way that preserves Sapient's integrity.

         Fees, commissions or other amounts paid to outside consultants, agents or other third parties must be fully disclosed to our Chief Financial Officer or Controller, and must be legal, proper and reasonable in relation to customary commercial practice. Payments to these persons should never be used to accomplish indirectly what Sapient could not properly or legally do directly.

         You should also be familiar with, and observe, the provisions of
Section 3.3 of this Code relating to Gifts, Gratuities and Entertainment, because the giving or receiving of such items could constitute an illegal bribe or kickback under certain circumstances.

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                                                      Code of Ethics and Conduct

         2.3      International Operations

         You are expected to comply with our policies applicable to international business transactions and with the legal requirements and ethical standards of each country in which you conduct Sapient business, as well as with all U.S. laws applicable in other countries.

         The U.S. Foreign Corrupt Practices Act (FCPA) applies to business transactions both inside the United States and in other countries. Its requirements relate to accurate and complete financial books and records, transactions with foreign government officials and restrictions on the use of funds for unlawful or improper purposes. Because violation of the FCPA can bring severe penalties, including criminal fines for the company and individuals and jail terms, it is essential that you become familiar with the FCPA's requirements if you are living or working in a foreign country. Other statutes that may affect our international operations include, but are not limited to, the Anti-Bribery and Fair Competition Act and the Export Administration Act. If you have any questions regarding these legal requirements, please contact a member of our Legal team.

         2.4      Political Activity

         We do not make contributions or payments that could be considered a contribution to political parties or candidates, or to intermediary organizations such as political action committees. However, you are free to exercise your right to make personal political contributions within legal limits, unless these contributions are otherwise prohibited by other Sapient policies. You should not make these contributions in a way that might appear to be an endorsement or contribution by Sapient. You should be certain that you understand, and are complying with, all such laws and regulations before making any political contributions. We will not reimburse you for political contributions in any way, including under our matching gift program.

         2.5      Antitrust

         Antitrust laws generally prohibit agreements or actions that restrain trade or reduce competition. The free enterprise system rests on the notion that free and open competition is the best way to ensure an adequate supply of products and services at reasonable prices. We expect you to adhere to both the spirit and the letter of the antitrust laws of the United States

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                                                      Code of Ethics and Conduct

and with all applicable antitrust laws governing competition in any country in which Sapient does business. Violation of antitrust laws can result in severe civil and criminal penalties, including imprisonment for individuals, and Sapient can be subjected to substantial fines and damage awards.

                  2.5.1    Agreements with Competitors

         The following agreements, arrangements or understandings between Sapient and its competitors (whether oral or in writing) should be avoided:

         - Agreements that affect the price or other terms or conditions of sale.

         - Agreements regarding the clients to whom Sapient will, or will not, sell its services.

         - Agreements to refuse to sell to particular clients or to refuse to buy from particular suppliers.

         - Agreements that limit the types of services which Sapient will provide.

         Contacts with our competitors are sensitive and risky, because courts can infer an agreement or collusion from these contacts when they are followed by common action or behavior. We recognize that we may need to work with our competitors on projects at the request of our clients. In all contacts with our competitors, you are expected to avoid discussing prices, costs, competition, division of markets, marketing plans or studies, and any other proprietary or confidential information.

         You should consult with a member of our Legal team when planning to contact a competitor. If any competitor initiates a discussion with you involving the subjects above, you should immediately excuse yourself from the conversation and report the matter to a member of the Legal team.

                  2.5.2    Agreements with Clients

         Our clients must be free to decide when, and under what conditions, they will purchase Sapient's services. While we may request or recommend certain terms and conditions for doing business, we cannot take coercive action to require clients to comply with these requests or recommendations.

         The following kinds of agreements might be unlawful, depending on the facts and circumstances involved. You should

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                                                      Code of Ethics and Conduct

not enter into these agreements without the approval of a member of the Legal team:

                  - Exclusive-dealing agreements requiring clients to purchase all of their requirements for a certain service from Sapient or prohibiting clients from purchasing services from a competitor.

                  - Agreements requiring clients to buy one Sapient service offering as a condition of obtaining another Sapient offering.

                  - Reciprocity arrangements involving Sapient using its purchasing power to require a supplier to purchase our services.

         2.6      Securities Laws and Insider Trading

         The U.S. federal securities laws are built on the premise that a purchaser and a seller of securities should have equal access to important information regarding the company whose securities they are trading. Consequently, federal securities laws forbid an investor from purchasing or selling securities based upon "inside" information not available to the other party.

         The consequences of insider trading violations can be severe. Sapient people who trade on inside information, or who communicate (or "tip") this information to others so that they may trade, may face a civil penalty of up to three times the profit gained (or loss avoided), a substantial criminal fine and a jail term of up to ten years. Additionally, if we or our senior officers do not take appropriate steps to prevent Sapient people from insider trading, we may also face severe legal consequences, including, among other things, substantial criminal penalties.

                  2.6.1    Policy Statement

         Sapient people who have material, nonpublic (i.e., "inside") information about the company should not buy or sell Sapient securities (including derivative securities such as put and call options) until a reasonable time after the inside information has been publicly disclosed. You also should not disclose inside information to others outside Sapient until a reasonable time after the information has been publicly disclosed. In addition, it is never appropriate for you to advise others to buy or sell Sapient securities.

         We further believe that it is highly inappropriate for any Sapient person to "sell short" Sapient stock or engage in other

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                                                      Code of Ethics and Conduct

transactions where the person will earn a profit based on a decline in Sapient's stock price.

         These rules also apply to the use of material, nonpublic information about other companies (including, for example, our clients, competitors and potential business partners).

         In addition to you, these rules apply to your spouse, children, parents and siblings, as well as any other family members living with you in your household.

                  2.6.2    Further Explanation

         What is "inside information"? "Inside information" is material information about Sapient which has not been publicly disclosed. This information can relate to Sapient's financial condition, earnings or business, or to any important development in which we may be involved.

         What information is "material"? Information is "material" if it is information that a reasonable investor might consider important in deciding whether to buy, sell or hold securities. Examples of information which may be material include: financial results or forecasts; a significant proposed acquisition or sale of a business; a stock split; significant litigation; and changes in customary earnings trends.

         What information is "nonpublic"? Information is "nonpublic" until the time it has been effectively disclosed to the public. Effective disclosure occurs when information is included in a press release issued by Sapient, is revealed during a Sapient conference call to which the general public has been invited to participate or is included in our public filings with the U.S. Securities and Exchange Commission.

         What is a reasonable waiting period before purchases and sales can be made? The investing public must have sufficient time to analyze the information that has been disclosed before Sapient insiders can trade. For matters disclosed in a Sapient press release or conference call, a good rule of thumb is that purchases and sales can be made beginning 48 hours after the disclosure.

         What transactions are prohibited? A Sapient person who has inside information about Sapient is prohibited from: (a) trading in Sapient securities (including derivative securities such as put and call options); (b) having others trade in Sapient securities for your benefit; and (c) disclosing the inside

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                                                      Code of Ethics and Conduct

information to (or "tipping") anyone else who might then trade. These prohibitions continue for as long as the information remains material and nonpublic.

         What transactions are allowed? A Sapient person who has inside information about Sapient may, nonetheless: (a) exercise Sapient stock options for cash (but may not sell the option shares he or she receives upon the exercise); and (b) buy shares under Sapient's Employee Stock Purchase Plan (but may not sell those shares). These cash option exercises and ESPP purchases are allowed because the other party to the transactions is Sapient itself, and because the option exercise and ESPP purchase prices do not vary with the market, but, rather, are fixed in advance under the terms of their governing plans.

                  2.6.3    Blackout Policy for Financial Insiders

         In addition to our General Insider Trading Policy, which is summarized above, we have adopted the following "Blackout" Periods Trading Policy to help ensure compliance with insider trading laws. This policy applies to the Board of Directors, Executive Officers, Vice Presidents, Directors and selected others with access to sensitive company information (collectively, "Financial Insiders").

         - No Financial Insider may purchase or sell Sapient securities (including derivative securities such as put and call options) during the following periods:

                  - The period beginning two weeks before the end of a fiscal quarter and ending 48 hours after that quarter's public earnings release.

                  - The period beginning with Sapient's public release of any material (previously nonpublic) information and ending 48 hours after the release.

                  - Any other period established from time to time by our General Counsel or other Sapient executive officer by notice to such Financial Insider due to particular "inside information" concerning the company (as discussed in the General Insider Trading Policy) to which the Financial Insider then has access.

         - This "Blackout" Periods Trading Policy shall not apply to the following:

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                                                             Sapient Corporation
                                                      Code of Ethics and Conduct

                  - Exercises of Sapient stock options for cash (but not the sale of the shares received upon exercise).

                  - Purchases of shares under Sapient's Employee Stock Purchase Plan (but not the sale of those shares).

         - Each member of the Board of Directors and each Executive Officer should notify either our General Counsel or our Chief Financial Officer before purchasing or selling any Sapient securities (including derivative securities such as put and call options), even if none of the "blackout" periods described above are in effect, and obtain clearance from the General Counsel or Chief Financial Officer that the proposed purchase and sale complies with all securities laws and regulations, including the insider trading rules.

         - In addition to you, these rules apply to your spouse, children, parents and siblings, as well as any other family members living with you in your household.

         2.7      Government Contracting

         We frequently do business with federal, state or local government agencies in the United States and in the other countries in which we carry on business. All Sapient people engaged in business with these entities must know and abide by specific rules and regulations which govern relations with public agencies. The rules and regulations applicable to United States Government agencies are described in an addendum to this Code entitled the "Sapient Corporation Code of Ethics and Conduct - Addendum for Government Contracting." If you have questions regarding the rules and regulations that apply in a particular country, you should contact a member of our Legal team that is responsible for that country.

3.0      Avoiding Conflicts of Interest

         3.1      Generally

         All Sapient people have a duty of loyalty to act in the best interests of the company. We expect you to avoid situations and relationships that involve actual or potential conflicts of interest. Generally, a conflict of interest arises whenever your personal interests diverge from your responsibilities to Sapient or from Sapient's best interests. Put another way, a conflict of interest is created whenever an

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                                                             Sapient Corporation
                                                      Code of Ethics and Conduct

activity, association or relationship of yours might impair your independent exercise of judgment in Sapient's best interest.

         Examples of situations that could be perceived as conflicts of interest and should be avoided include:

                  - Conducting Sapient business with a company owned, partially owned, or controlled by you or a member of your family.

                  - Ownership of more than one percent of the stock of a company that competes or does business with Sapient (other than indirect ownership as a result of owning a widely-held mutual fund).

                  - Working as an employee or a consultant for a competitor, regulatory government entity, client or supplier of Sapient.

                  - Doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties.

                  - Appropriating or diverting to yourself or others any business opportunity or idea in which Sapient might have an interest.

         These situations (and others like them), where your loyalties to Sapient could be compromised, must be avoided. If you believe that you are involved in a potential conflict of interest, we expect you to discuss it with your manager or our General Counsel. If a conflict is determined to exist, you must disengage from the conflict situation or terminate your employment.

         3.2      Use of Our Assets

         You are responsible for the proper use of Sapient's physical resources and property, as well as its proprietary information.

         Our offices, equipment, supplies and other resources may not be used for activities which are not related to your employment with Sapient, except for any activities that have been approved in writing in advance by us, or for personal usage that is minor in amount and reasonable. If you are found to be engaging in, or attempting, theft of any Sapient property, including documents, equipment, intellectual property, personal property of other employees, cash or any other items of value,

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                                                             Sapient Corporation
                                                      Code of Ethics and Conduct

you may be subject to immediate termination of your employment and possible criminal proceedings. We expect you to report any theft or attempted theft to your manager or our General Counsel.

         Proprietary words, slogans, symbols, logos or other devices used to identify Sapient and its proprietary services and technologies are important business tools and valuable assets which require care in their use and treatment. You may not negotiate or enter into any agreement respecting Sapient's trademarks, service marks or logos without first consulting a member of our Legal team. We also respect the intellectual property rights of others, and any proposed name of a new service or offering intended to be sold or provided to clients should be submitted to a member of the Legal team for clearance prior to its adoption and use. Similarly, using the trademark or service mark of, or "referencing" for marketing purposes, another company (even one with whom Sapient has a business relationship), requires clearance or approval by our Legal team or our Marketing team, to determine whether the use of that other company's mark is proper. You should avoid the unauthorized use of copyrighted or patented materials of others and should ask a member of the Legal team if you have any questions regarding the permissibility of photocopying, excerpting, electronically copying or otherwise using copyrighted or patented materials. In addition, simply because material is available for copying (such as content or images downloaded from the Internet) does not mean that it is automatically legal or permissible to copy or distribute. All copies of work that is authorized to be made available for ultimate distribution to the public (including all machine readable works such as computer software) should bear the prescribed form of copyright notice.

         3.3      Gifts, Gratuities and Entertainment

                  3.3.1    Giving

         You may not offer money, gifts or other items or services of value to clients or potential clients for the purpose of securing a contract or obtaining favorable treatment. Business-connected favors or gifts may not be extended to clients or suppliers (current or prospective), unless they:

                  -     Are consistent with customary business practices.

                  - Do not have substantial monetary value and would not be viewed as improper by others.

                  -     Do not violate applicable laws or regulations.

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                                                      Code of Ethics and Conduct

         Business entertainment in the form of meals and beverages may be offered only if these activities and related expenses are modest and infrequent. Other forms of entertainment (such as tickets to local sporting, civic or cultural events) are allowed only if reasonable, customary and not excessive.

                  3.3.2    Receiving

         To avoid even the implication of impropriety, you should decline any gift, favor, entertainment or anything else of value from current or prospective clients, suppliers or contractors or their representatives except for:

                  - Gifts that do not have substantial monetary value given at holidays or other special occasions.

                  - Reasonable entertainment at lunch, dinner or business meetings where the return of the expenditure on a reciprocal basis is likely to occur and would be properly chargeable as a business expense.

         Other routine entertainment that is business-related such as sports outings or cultural events is acceptable under this policy only if reasonable, customary and not excessive.

         Ultimately, you must exercise good business judgment in deciding which situations are unacceptable. If there is ever any doubt as to the acceptability of any entertainment activity, consult with your manager or our General Counsel.

4.0      Maintaining Accurate and Complete Company Records

         4.1      Accounting and Financial Records

         We are required under U.S. federal securities laws and generally accepted accounting principles to keep books, records and accounts that accurately reflect all transactions and to provide an adequate system of internal accounting and controls. We expect you to ensure that those portions of our books, records and accounts for which you have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form.

         You should not:

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                                                             Sapient Corporation
                                                      Code of Ethics and Conduct

                  - Improperly accelerate or defer expenses or revenues to achieve financial results or goals.

                  - Maintain any undisclosed or unrecorded funds or "off the book" assets.

                  - Establish or maintain improper, misleading, incomplete or fraudulent accounting documentation or financial reporting.

                  - Record revenue for any project that has not fully complied with Sapient's revenue recognition guidelines.

                  - Make any payment for purposes other than those described in the documents supporting the payment.

                  - Submit or approve any expense report where you know or suspect that any portion of the underlying expenses were not incurred or are not accurate.

                  - Sign any documents believed to be inaccurate or untruthful.

         All Sapient people who exercise supervisory duties over Sapient assets or records are expected to establish and implement appropriate internal controls over all areas of their responsibility. This will help ensure the safeguarding of Sapient's assets and the accuracy of our financial records and reports. We have adopted various types of internal controls and procedures as required to meet internal needs and applicable laws and regulations. We expect you to follow these controls and procedures to the extent they apply to you, to assure the complete and accurate recording of all transactions.

         Any accounting entries or adjustments that materially depart from generally accepted accounting principles must be approved by our Audit Committee and reported to our independent auditors. You must not interfere with or seek to improperly influence (directly or indirectly) the review or auditing of our financial records by our Audit Committee or independent auditors.

         If you become aware of any questionable transaction or accounting practice concerning Sapient or our assets, we expect you to report the matter immediately to our General Counsel or to a member of our Audit Committee. In addition, we expect you to report all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other Sapient relationships with unconsolidated entities or other persons that may have material current or future effects on our

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financial condition or results of operations to our General Counsel or to a member of our Audit Committee.

         Section 6.2 of this Code describes the procedure for making these reports. You may also make an anonymous report under Section 6.2 if you are not comfortable revealing your identity when making a report.

         4.2      Disclosures to Investors

         We are required under U.S. federal securities laws to provide the public with periodic disclosure regarding our business and financial condition (such as quarterly and annual reports and materials for our annual stockholders' meeting). We provide additional disclosures to the public through our quarterly earnings calls and press releases. All Sapient people who participate in the preparation or dissemination of these disclosures, or who provide information that they know may be used in the preparation of these disclosures, have a legal and ethical duty to ensure that the content of the disclosures is accurate, complete and timely.

         We have created disclosure controls and procedures which are designed to ensure that all public disclosures are accurate, complete and timely. We have also created a Disclosure Committee to ensure compliance with the disclosure controls and procedures and to evaluate the effectiveness of those controls and procedures on a regular basis. If you become aware that our public disclosures are not accurate, complete and timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter immediately to a member of the Disclosure Committee. Our Disclosure Committee includes our General Counsel, our Controller, our Corporate Counsel and certain other appointed people. If you would like to know the other members of the Disclosure Committee, please contact our General Counsel.

         4.3      Retention of Documents

         Certain types of documents and records must be retained for specific periods of time, because of legal and regulatory requirements, or contractual obligations to our clients and suppliers. These periods of time, and the types of documents and records covered, may vary among the different countries in which we carry on business. We expect you to comply with the document retention requirements that apply in the countries in which you are working. If you are working with these types of

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documents and records, or are uncertain whether the documents or records you are working with are subject to these "retention" requirements, please consult with your manager or a member of our Legal team that is responsible for the country in which you are working for guidance.

         Whenever you become aware that documents or records of any type may be required in connection with a lawsuit or government investigation, you must preserve all possibly relevant documents. This means that you must immediately stop disposing of or altering those documents pertaining to the subjects of the litigation or investigation, even if that activity is ordinary or routine. If you are uncertain whether documents or records under your control should be preserved because they might relate to a lawsuit or investigation, you should contact a member of our Legal team.

5.0      Protecting Confidential Information

         5.1      Sapient Confidential Information

         You will often have access to information that is private to Sapient, has not been made public and constitutes trade secrets or proprietary information. Protection of this information is critical to our ability to grow and compete.

         Under the laws of most countries where we do business, trade secrets are legally protected property as long as they remain secret (meaning not generally or publicly known).

         Your obligations with respect to our confidential trade secrets and proprietary information are:

                  -     Not to disclose the information outside of Sapient.

                  - Not to use the information for any purpose except to benefit Sapient's business.

                  - Not to disclose the information within Sapient, except to other Sapient people who need to know, or use, the information and are aware that it constitutes a trade secret or proprietary information.

         These obligations continue even after you leave Sapient, until the information becomes publicly available or until we no longer consider it a trade secret or proprietary information. We remind you that you have previously signed, as a condition of

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your employment, a Non-Disclosure, Non-Solicitation and Non-Compete Agreement,
Employment Agreement or other similar agreement that contains governs your obligations with respect to our information. Any documents, papers or records that contain trade secrets or proprietary information are our property, and must remain at the company.

         Our confidential trade secrets and proprietary information may include, among other things, information regarding our operations, business plans, customers, strategies, trade secrets, records, finances, assets, technology, data or other information that reveals the processes, methodologies, technology or "know how" by which our existing or future products, services, applications or methods of operation are developed, conducted or operated.

         5.2      Confidential Information of Others

         In the normal course of business, you will acquire information about many other organizations, including clients, suppliers and competitors. This is a normal business activity and is not unethical in itself. We properly gather this kind of information for such purposes as evaluating clients' business needs, determining system requirements, extending credit and evaluating suppliers. We also collect information on competitors from a variety of legitimate sources to evaluate the relative merits of our own services and marketing methods.

         There are, however, limits to the ways that this information should be acquired and used. You should not use information obtained from our clients or suppliers in any way that harms them or violates our contractual obligations to them. When working with sensitive information about clients or suppliers, you should use that information only for the purposes for which it was disclosed to you and make it available only to other Sapient people with a legitimate "need to know".

         You should not use illegitimate means to acquire a competitor's trade secrets or other confidential information. Illegal practices such as trespassing, burglary, wiretapping, bribery and stealing are obviously wrong. We will not tolerate any form of questionable intelligence-gathering.

         In addition, we strive to protect the privacy of personal information of others. We will only collect, use, process, and disclose an individual's personal information in accordance with applicable law, our internal policies and our contractual

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obligations to our clients.

         5.3      Inadvertent Disclosure

         You should be careful to avoid the inadvertent disclosure of proprietary information. To avoid inadvertent disclosure, you should never discuss with any unauthorized person proprietary information that Sapient considers confidential or which we have not made public. You also should not discuss this information even with authorized Sapient people if you are in locations where unauthorized people may overhear you, such as trade shows, airplanes or elevators, or when using non-secure electronic bulletin boards or databases. You should also not discuss this information with family members or with friends, because they may innocently or unintentionally pass the information on to someone else.

         5.4      Contacts with Reporters, Analysts and Other Media

         Because of the importance of the legal requirements regarding disclosure of certain information to our investors, we must make certain that any information regarding our business, financial condition or operating results that is released to the public is accurate and consistent. As a result, you should not discuss internal Sapient matters with anyone outside of Sapient, except as clearly required in the performance of your job duties. This prohibition applies particularly to inquiries about Sapient made by the news media, securities analysts and investors. All responses to these inquiries must be made only by authorized persons: only Jerry Greenberg, Stuart Moore and Sue Johnson (and individuals specifically designated by them) are authorized to discuss information about Sapient with the news media, securities analysts and investors. If you receive inquiries from these sources, you should immediately refer them to one of these authorized spokespersons.

6.0      Administration of this Code

         6.1      Ongoing Review of Compliance

         We require all Sapient people to comply with this Code. Upon your receipt of this Code, and also from time to time as we deem to be necessary, we will require you to sign an acknowledgement confirming that you have read and understood the Code and agree to comply with its provisions. We reserve the right to monitor your continuing compliance with the provisions

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of this Code and to investigate any suspected violations. If substantiated, these violations could result in disciplinary action, as described more fully in the following sections.

         6.2      Reporting of Suspected Violations

         We expect you to bring to the attention of our General Counsel (or any people that the General Counsel designates) information about suspected violations of this Code by any other Sapient person. If you have information about suspected improper accounting or auditing matters, you should bring such information to the attention of our General Counsel or a member of our Audit Committee. To contact our Audit Committee or to submit a report to them, please contact Thomas Cutrona of Ernst & Young, which services as our Internal Auditor, at 617-859-6955 or thomas.cutrona@ey.com. Ernst & Young reports directly to our Audit Committee, and will make sure that your information is conveyed directly to the Audit Committee.

         If you are not comfortable revealing your identity when making a report, you can also make an anonymous report with our General Counsel or our Audit Committee.

         You should feel safe in reporting this information, without regard to the identity or position of the suspected offender. We will treat the information in a confidential manner (consistent with appropriate evaluation and investigation) and will not take any acts of retribution or retaliation against you for making a report.

         Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of reporting. For both criminal activity and other violations of this Code, failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

         6.3      Non-Retaliation

         Retaliation in any form against a Sapient person who reports a violation of this Code (even if the report is mistaken but was submitted in the good faith belief it was correct) or who assists in the investigation of a reported violation is itself a serious violation of this Code. Acts of retaliation should be reported immediately and may result in severe disciplinary action.

         6.4      Investigation of Suspected Violations

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                                                             Sapient Corporation
                                                      Code of Ethics and Conduct

         Suspected violations will be investigated under the supervision of our General Counsel, as the General Counsel deems appropriate. You are expected to cooperate in the investigation of reported violations. When practical and appropriate under the circumstances, and in order to protect the privacy of the persons involved, those people investigating the suspected violation will attempt to keep confidential the identity of someone who reports a suspected violation or who participates in the investigation. There may be situations, however, when this information must be disclosed as part of our investigation.

         You should be aware that our General Counsel and the other members of our Legal team are legally obligated to act in the best interests of Sapient as a company. They do not act as lawyers or personal representatives for any individual Sapient person, including our CEOs. Our Board of Directors has ultimate responsibility for final interpretation of this Code and for determining whether any violations of this Code have occurred.

         6.5      Disciplinary Action

         If our General Counsel or our Board of Directors (or those acting under their supervision) determine, in their good faith discretion, that you have violated any provision of this Code you may be subject to disciplinary action, including termination of your employment, without prior warning.

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                                                             Sapient Corporation
                                                      Code of Ethics and Conduct

         6.6      Special Provisions Applicable to Certain Executive Officers

         Given the important position of trust and authority that they occupy, our Co-Chief Executive Officers, Chief Financial Officer and Corporate Controller (collectively, the "Financial Executives") should act extremely cautiously in interpreting and applying this Code. Financial Executives should consult with our General Counsel with respect to any proposed actions or arrangements that are not clearly consistent with the Code. In the event that a Financial Executive wishes to engage in a proposed action or arrangement that is not consistent with the Code, the Financial Executive must obtain a waiver of the relevant Code provisions in advance from our Audit Committee.

         The Sarbanes-Oxley Act of 2002 imposes certain reporting requirements on Sapient with respect to our Financial Executives' compliance with the Code. In accordance with these requirements, we will publicly report on a Current Report on Form 8-K any waivers of any provision of the Code granted by our Board of Directors to any Financial Executive. Violations of the Code by our Financial Executives may also be immediately reported on Form 8-K.

         6.7      Revisions and Updates to this Code

         This Code may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supercede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with its provisions.

         6.8      Important Disclaimers

         This Code reflects general principles to guide you in making ethical decisions and cannot, and is not intended to, address every specific situation in which we may find it appropriate to take disciplinary action. This Code is not intended to create any contract (express or implied) with you, including without limitation any employment contract, or to constitute any promise that your employment will be not terminated except for cause.

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